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Exhibit 4.9

EIGHTH AMENDMENT
TO THE
GEORGIA GULF CORPORATION
SAVINGS AND CAPITAL GROWTH PLAN

(As Amended and Restated Effective as of January 1, 1997)

        THIS AMENDMENT to the Georgia Gulf Corporation Savings and Capital Growth Plan, as amended and restated effective as of January 1, 1997 (the "Plan"), is made this 25th day of June, 2002 by Georgia Gulf Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company").

W I T N E S S E T H:

WHEREAS, the Company sponsors and maintains the Plan for the exclusive benefit of certain of its employees and their beneficiaries and, pursuant to Section 12.2 thereof, the Company has the right to amend the Plan at any time;

        WHEREAS, the Company amended and restated the Plan in its entirety on June 2, 1999, to be effective as of January 1, 1997, and further amended the Plan on February 10, 2000, April 27, 2000, October 2, 2001, March 18, 2002, March 21, 2002 and March 28, 2002; and

        WHEREAS, the Company wishes to amend the Plan further at this time to reflect changes that are necessary as a result of the merger of the Aberdeen Hourly Savings and Investment Plan with and into the Plan, and to make certain other changes.

        NOW, THEREFORE, the Plan is hereby amended as follows, effective as of May 24, 2002, unless otherwise provided:

1.

        Effective as of January 1, 2002, Section 1.5 of the Plan is hereby amended by adding the following proviso to the end thereof:

  "; provided, however, that a Participant shall not be treated as employed by the Employer as an Eligible Employee on the last day of a Plan Year for purposes of clause (a)(ii) above if he or she is on an unpaid leave of absence, other than for purposes of military leave, on such date."

2.

        Subsection (d) of Section 2.2 of the Plan is hereby restated in its entirety as follows:

          "(d)    Nonresident Aliens.    Employees who are nonresident aliens shall not be Eligible Employees and shall not be eligible to participate in this Plan, regardless of whether they receive any earned income (within the meaning of Code §911(d)(2)) from the Employer that constitutes income from sources within the United States (within the meaning of Code §861(a)(3)), notwithstanding any provision of this Plan to the contrary."

3.

        Part (4) of subparagraph (C) of paragraph (ii) of subsection (c) of Section 6.2 of the Plan is hereby restated in its entirety as follows:

          "(4)    Automatic Transfers from Non-ESOP Company Stock Fund to ESOP Company Stock Fund.    All amounts that are invested in the Non-ESOP Company Stock Fund pursuant to a Participant election described in parts (1) or (2) of this subparagraph (C) on the last day of a Plan Year shall automatically be transferred to the ESOP Company Stock Fund on the first business day of the following March, provided that such amounts remain invested in the Non-ESOP Company Stock Fund on such date."

4.

        Subsection (e) of Section 12.5 of the Plan is hereby restated in its entirety as follows:

          "(e)    Further Provisions.    For additional special provisions relating to specific plan mergers and transfer of assets and liabilities from other retirement plans, see Appendices I, II and III."

5.

        The Plan is hereby amended by adding the following new Appendix III to the end thereof:

"APPENDIX III

SPECIAL PROVISIONS REGARDING THE MERGER OF THE ABERDEEN
HOURLY SAVINGS & INVESTMENT PLAN WITH AND INTO THE PLAN

          2.1    General Provisions.    Effective as of May 24, 2002, the date as of which the Aberdeen Hourly Savings & Investment Plan (the "Aberdeen Plan") is merged with and into this Plan (the "Aberdeen Merger Date"), this Plan shall assume all obligations of the Aberdeen Plan and be responsible for the payment of all vested benefits accrued under the terms and provisions of the Aberdeen Plan for (i) participants participating in the Aberdeen Plan immediately prior to the Aberdeen Merger Date and (ii) former participants and beneficiaries with vested benefits under the Aberdeen Plan immediately prior to the Aberdeen Merger Date. Effective as of the Aberdeen Merger Date, such participants and beneficiaries shall be referred to as "CONDEA Participants," and shall automatically become Participants in the Plan with respect to such benefits.

          2.2    Separate Accounting.

          (a)   For each CONDEA Participant there shall be maintained a separate subaccount (the "CONDEA Account"), which shall consist initially of the total of the CONDEA Participant's "Discretionary Contributions Account," "Matching Contributions Account" and "Rollover Contributions Account," as those terms are defined in the Aberdeen Plan, and as those accounts are constituted on the Aberdeen Merger Date.

          (b)   The CONDEA Participant's "Elective Contributions Account," as that term is defined in the Aberdeen Plan, and as that account is constituted on the Aberdeen Merger Date, shall become a separate sub-account in the CONDEA Participant's Elective Contributions Account under this Plan.

          (c)   The CONDEA Participant's "Voluntary Contributions Account," as that term is defined in the Aberdeen Plan, and as that account is constituted on the Aberdeen Merger Date, shall become part of the CONDEA Participant's Voluntary Contributions Account under Sections 1.93 and 3.2(b) of this Plan.

          2.3    Forms of Benefit for CONDEA Accounts.    The CONDEA Accounts shall be distributable in the forms provided in Sections 8.3 and 8.4.

          2.4    In Service Withdrawals.

          (a)    CONDEA Account.    Each CONDEA Participant, upon notice to the Director in the form and at the time prescribed by the Director as part of the Plan's administrative procedures, shall be entitled to withdraw all or a portion of the amount credited to the CONDEA Participant's CONDEA Account. A Participant shall be entitled to make up to two partial withdrawals within any one calendar year.

          (b)    Elective Contributions Account.    Withdrawals from the portion of an individual's Elective Contributions Account attributable to the "Elective Contributions Account," as that term is defined in the Aberdeen Plan (excluding the part of such portion that is attributable to investment earnings), may be made in accordance with Section 8.10. In addition, a CONDEA Participant who has attained the age of 59 1/2 may withdraw amounts from the portion of his or her Elective Contributions Account attributable to the "Elective Contributions Account," as that term is defined in the Aberdeen Plan, in accordance with Section 8.14.

          (c)    Voluntary Contributions Account.    Withdrawals from the portion of the Voluntary Contributions Account under this Plan attributable to the "Voluntary Contributions Account," as that term is defined in the Aberdeen Plan, may be made in accordance with Section 8.11."

6.

        All other provisions of the Plan not inconsistent herewith are hereby ratified and confirmed.

        IN WITNESS WHEREOF, this Eighth Amendment to the Plan has been executed and the seal of the Company affixed hereto on the day and year first written above.

COMPANY:
GEORGIA GULF CORPORATION
		By:	/s/ JOEL I. BEERMAN
		Title:	Vice President, General Counsel and Secretary
ATTEST:
By:	/s/ SHAWNA E. AVILA
Title:	Paralegal

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EIGHTH AMENDMENT TO THE GEORGIA GULF CORPORATION SAVINGS AND CAPITAL GROWTH PLAN